As filed with the Securities and Exchange Commission on April 17, 2014

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SAEXPLORATION HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-4867100 (I. R. S. Employer Identification No.)
1160 Dairy Ashford Road, Suite 160 Houston, Texas (Address of principal executive offices)	77079 (Zip Code)

SAEXPLORATION HOLDINGS, INC.

2013 NON-EMPLOYEE DIRECTOR SHARE INCENTIVE PLAN

(Full title of the plan)

Brent Whiteley

Chief Financial Officer, General Counsel and Secretary

SAExploration Holdings, Inc.

1160 Dairy Ashford Road, Suite 160
Houston, Texas 77079
(281) 258-4400
(Name, address and telephone number of agent for service)

Copies to:

W. Garney Griggs, Esq.
Strasburger & Price, LLP

909 Fannin Street, Ste 2300

Houston, Texas 77010

(713) 951-5600

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.0001 per share	373,928 shares	$9.49	$3,548,577	$457.06

(1)	Represents the maximum aggregate number of shares of common stock that can be awarded to or purchased by employees under the plan described herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of computing the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices for our common stock on the Nasdaq Global Market on April 16, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing such information will be delivered to the participants in the plan covered by this registration statement as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Unless the context requires otherwise, the terms “we,” “us,” “our,” and similar references to refer to the registrant, SAExploration Holdings, Inc., a Delaware corporation.

Item 3. Incorporation of Documents by Reference.

We incorporate herein by reference the following documents filed by us with the Securities and Exchange Commission (the “SEC”), excluding such documents or portions thereof that are not deemed “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and applicable SEC rules and regulations:

(a)	Description of our common stock, par value $0.0001 per share, contained in Amendment No. 1 to our Registration Statement on Form S-4, Registration No. 333-192034, filed on December 10, 2013;

(b)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on April 3, 2014, and Amendment No. 1 to our Annual Report on Form 10-K/A filed on April 14, 2014; and

(c)	All documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold.

The information incorporated by reference is considered to be part of this registration statement and information that we file later with the SEC will automatically update and supersede this information, as applicable. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our second amended and restated certificate of incorporation and amended and restated bylaws generally provide that we will indemnify our directors and officers to the full extent permitted by applicable law.

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Our second amended and restated certificate of incorporation also contains provisions eliminating the personal liability of our directors to us and our stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware or any other applicable law as it exists on the date of our second amended and restated certificate of incorporation or as it may be amended. The General Corporation Law of the State of Delaware prohibits such elimination of personal liability of a director for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•	the payment of dividends, stock repurchases or redemptions that are unlawful under Delaware law; and

•	any transaction in which the director receives an improper personal benefit.

These provisions only apply to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. In addition, these provisions limit liability only for breaches of fiduciary duties under the General Corporation Law of the State of Delaware and not for violations of other laws such as the U.S. federal securities laws and U.S. federal and state environmental laws. As a result of these provisions in our second amended and restated certificate of incorporation, our stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties. However, our stockholders may obtain injunctive or other equitable relief for these actions. These provisions also reduce the likelihood of derivative litigation against directors that might benefit us.

In addition, our second amended and restated certificate of incorporation and our amended and restated bylaws provide that we will be obligated to indemnify and advance expenses to, and hold harmless, each of our directors and officers (each, an “indemnitee”), to the fullest extent permitted by applicable law, who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was one of our directors or officers or, while one of our directors or officers, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in our second amended and restated certificate of incorporation and in our amended and restated bylaws, we will be required under our second amended and restated certificate of incorporation and our amended and restated bylaws to indemnify, or advance expenses to, an indemnitee in connection with a proceeding (or part thereof) commenced by such indemnitee only if the commencement of such proceeding (or part thereof) by the indemnitee was authorized by our board of directors.

We have entered into indemnification agreements with each of our directors and certain of our officers (each, a “Contractual Indemnitee”). Pursuant to the indemnification agreements, we will be obligated to indemnify the applicable Contractual Indemnitee to the fullest extent permitted by applicable law in the event that such Contractual Indemnitee, by reason of such Contractual Indemnitee’s relationship with us, was, is or is threatened to be made a party to or participant in any threatened, pending or completed action or proceeding, other than an action or proceeding by or in our right, against all expenses, judgments, penalties, fines (including any excise taxes assessed on the Contractual Indemnitee with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such Contractual Indemnitee in connection with such action or proceeding, provided that such Contractual Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, provided that he also had no reasonable cause to believe his conduct was unlawful. We will also be obligated to indemnify such Contractual Indemnitee to the fullest extent permitted by applicable law in the event that such Contractual Indemnitee, by reason of such Contractual Indemnitee’s relationship with us, was, is or is threatened to be made a party to or participant in any threatened, pending or completed action or proceeding brought by or in our right to procure a judgment in our favor, against all expenses actually and reasonably incurred by such Contractual Indemnitee in connection with such action or proceeding, provided that such Contractual Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. Notwithstanding the foregoing sentence, no indemnification against expenses incurred by such Contractual Indemnitee in connection with such an action or proceeding brought by or in our right will be made in respect of any claim, issue or matter as to which such Contractual Indemnitee is adjudged to be liable to us or if applicable law prohibits such indemnification being made; provided, however, that, in such event, if applicable law so permits, indemnification against such expenses will nevertheless be made by us if and to the extent that the court in which such action or proceeding has been brought or is pending determines that, despite the adjudication of liability but in view of all the circumstances of the case, the Contractual Indemnitee is fairly and reasonably entitled to indemnity for such expenses.

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The indemnification agreements also provide for the advancement of all reasonable expenses incurred by such Contractual Indemnitee in connection with any action or proceeding covered by the indemnification agreement. The Contractual Indemnitee will be required to repay any amounts so advanced if, and to the extent that, it is ultimately determined that he is not entitled to be indemnified by us against such expenses. The Contractual Indemnitee will further be required to return any such advance to us which remains unspent at the conclusion of the action or proceeding to which the advance related.

In addition, the indemnification agreements provide that we will use all commercially reasonable efforts to obtain and maintain in effect for so long as the Contractual Indemnitee may have any liability or potential liability by reason of his relationship with us, one or more insurance policies providing our directors and officers coverage for losses from wrongful acts and omissions and to ensure our performance of our indemnification obligations under each indemnification agreement.

There is no pending litigation or proceeding involving any of our directors, officers, employees or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on June 28, 2013).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed on June 28, 2013).

4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on June 28, 2013).

4.4	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed on June 28, 2013).

4.5	Form of Warrant Agreement by and between Continental Stock Transfer & Trust Company and us (incorporated by reference to Exhibit 4.4 to our Registration Statement, as amended, on Form S-1filed on April 28, 2011).

4.6	Amendment to Warrant Agreement dated June 24, 2013, by and between Continental Stock Transfer & Trust Company and us (incorporated by reference to Exhibit 4.4 to our Current Report on Form 8-K filed on June 28, 2013).

4.7	SAExploration Holdings, Inc. 2013 Non-Employee Director Share Incentive Plan (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on August 19, 2013).

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4.8	Form of Notice of Stock Award and Agreement under the SAExploration Holdings, Inc. 2013 Non-Employee Director Share Incentive Plan (incorporated by reference to Exhibit 10.21 to Amendment No. 1 to our Registration Statement on Form S-4, Registration No. 333-192034, filed on December 10, 2013).

*5.1	Opinion of Strasburger & Price, L.L.P.

*23.1	Consent of Grant Thornton LLP.

*23.2	Consent of Strasburger & Price, L.L.P. (contained in the opinion filed as Exhibit 5.1).

*24.1	Power of Attorney (included on the signature page of this registration statement).

______________

*Filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 17, 2014.

SAEXPLORATION HOLDINGS, INC.

By:	/s/ Brent Whiteley
Brent Whiteley
Chief Financial Officer, General Counsel and Secretary
(Principal Financial Officer)

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POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of SAExploration Holdings, Inc. hereby severally constitute and appoint Jeff Hastings and Brent Whiteley and each of them, attorneys-in-fact for the undersigned, in any and all capacities, with the power of substitution, to sign any amendments to this registration statement (including post-effective amendments) and any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Jeff Hastings	Executive Chairman and Director	April 17, 2014
Jeff Hastings
/s/ Brian A. Beatty	Chief Executive Officer, President and Director	April 17, 2014
Brian A. Beatty	(Principal Executive Officer)
/s/ Brent Whiteley	Chief Financial Officer, General Counsel,	April 17, 2014
Brent Whiteley	Secretary, and Director (Principal Financial Officer and Principal Accounting Officer)
/s/ Gary Dalton	Director	April 17, 2014
Gary Dalton
/s/ Gregory R. Monahan	Director	April 17, 2014
Gregory R. Monahan
/s/ Eric S. Rosenfeld	Director	April 17, 2014
Eric S. Rosenfeld
/s/ David D. Sgro	Director	April 17, 2014
David D. Sgro
/s/ Arnold Wong	Director	April 17, 2014
Arnold Wong

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INDEX OF EXHIBITS

Exhibit No.	Description

4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on June 28, 2013).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed on June 28, 2013).

4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on June 28, 2013).

4.4	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.2 to the registrant’s Current Report on Form 8-K filed on June 28, 2013).

4.5	Form of Warrant Agreement by and between Continental Stock Transfer & Trust Company and the registrant (incorporated by reference to Exhibit 4.4 to the registrant’s Registration Statement, as amended, on Form S-1filed on April 28, 2011).

4.6	Amendment to Warrant Agreement dated June 24, 2013, by and between Continental Stock Transfer & Trust Company and the registrant (incorporated by reference to Exhibit 4.4 to the registrant’s Current Report on Form 8-K filed on June 28, 2013).

4.7	SAExploration Holdings, Inc. 2013 Non-Employee Director Share Incentive Plan (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on August 19, 2013).

4.8	Form of Notice of Stock Award and Agreement under the SAExploration Holdings, Inc. 2013 Non-Employee Director Share Incentive Plan (incorporated by reference to Exhibit 10.21 to Amendment No. 1 to the registrant’s Registration Statement on Form S-4, Registration No. 333-192034, filed on December 10, 2013).

*5.1	Opinion of Strasburger & Price, L.L.P.

*23.1	Consent of Grant Thornton LLP.

*23.2	Consent of Strasburger & Price, L.L.P. (contained in the opinion filed as Exhibit 5.1).

*24.1	Power of Attorney (included on the signature page of this registration statement).

______________

*Filed herewith

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